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                                                               Exhibit 4(a)



                              THIRD AMENDMENT


            THIRD AMENDMENT (this "Amendment"), dated as of March 1994,

to the Rights Amendment, dated as of December 10, 1985 and as previously amended on June 13, 1989 and April 30, 1993 (the "Rights Amendment"),

between The Bank of New York Company, Inc., a New York corporation (the

"Company"), and The Bank of New York, a New York banking corporation, as

Rights Agent (the "Rights Agent", which term shall include any successor

Rights Agent under the Rights Agreement).

                            W I T N E S S E T H:

            WHEREAS, the Company and the Rights Agent have heretofore

executed and entered into the Rights Agreement; and

            WHEREAS, pursuant to Section 5.5 of the Rights Agreement, the

Company and the Rights Agent may from time to time supplement or amend the

Rights Agreement in accordance with the provisions of such Section 5.5; and

            WHEREAS, all actions necessary to make this Amendment a valid agreement, enforceable according to its terms have been taken, and the execution and delivery of this Amendment by the Company and the Rights

Agent have been in all respects duly authorized by the Company and the

Rights Agent.

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            NOW, THEREFORE, in consideration of the foregoing and the

mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

            1.    Section 1.1(h) of the Rights Agreement is amended to read

in its entirety as follows:

            "(h)  'Expiration Time' shall mean the earliest of
            (i) the time at which the right to exercise Rights shall terminate pursuant to Section 3.2(c);
            (ii) the Redemption Time; and (iii) the close of business on March 7, 2004."

            2.    The Summary of Terms of the Rights Agreement is replaced

and superseded for all purposes by Exhibit 1 hereto.

            3.    Governing Law.  This Amendment shall be deemed to be a

contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

            4.    continuing Effect.  Except as herein above expressly

provided, all provisions of the Rights Agreement, as previously amended,

shall continue in full force and effect.

            5.    Counterparts.  This Amendment may be executed in one or

more counterparts all of which shall be considered one and the same instrument and shall become effective as of the date hereof when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

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            IN WITNESS WHEREOF, the parties hereto have caused this

Amendment to be duly executed as of the date first above written.



Attest:                             THE BANK OF NEW YORK
                                      COMPANY, INC.


/s/ Charles Rappold                 By: /s/ Alan R. Griffith


                                    THE BANK OF NEW YORK


                                    By: /s/ Jacqueline R. McSwiggan


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                 AMENDED PREFERRED STOCK PURCHASE RIGHTS PLAN


                                               Exhibit 1 to Third Amendment

                                                                  EXHIBIT C


                        The following summary is not
                      complete and is qualified in its
                  entirety by the Rights Agreement and the
             First, Second and Third Amendments thereto, copies
              of which can be obtained from the Rights Agent,
                           The Bank of New York.


                              Summary of Terms


Dividend:                     The Board of Directors of the Company
                              originally declared a dividend of one
                              preferred stock purchase Right for each
                              outstanding share of Common Stock, which was payable to shareholders of record on December 24, 1985. The Rights Agreement governing the terms of the Rights has been amended as of June 13, 1989, as of April
                              30, 1993 and as of March 8, 1994.  The
                              Rights will not be separable from the
                              Common Stock prior to the Separation Date
                              (discussed below) and until then
                              certificates for shares of Common Stock
                              will also represent a similar number of
                              Rights.

Separation Date:              Rights initially separate from the Common
                              Stock and become exercisable on the tenth
                              day after the earliest of:  (a) the date a
                              person (a broadly defined term) acquires
                              beneficial ownership (a broadly defined
                              term) of 20% or more of the Common Stock,
                              (b) the date of approval (or such later
                              date as the Board may fix) under the Bank
                              Holding Company Act or the date of notice
                              of nondisapproval under the Change in Bank
                              Control Act for any person to acquire
                              beneficial ownership of 25% or more of the
                              Common Stock, or (c) the date a person
                              commences or makes a public announcement
                              of an intent to commence a tender or
                              exchange offer to acquire beneficial
                              ownership of 20% or more of the Common
                              Stock (or such later date as the Board of
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                              Directors may fix).  Upon the occurrence
                              of the Separation Date, the Company will mail certificates evidencing the Rights to the Company's shareholders.

Preferred Stock               Each Right entitles the holder after the
Purchasable Pursuant          Separation Date to purchase, for $200 (the
to the Rights:                "Exercise Price"), 1/1000th of a share of
                              a new issue of participating preferred
                              stock ("Preferred Stock").  The Preferred
                              Stock will have a liquidation value of
                              $200,000 per share and will bear dividends equal to the dividends on 1000 share of Common Stock.

"Flip-in" Trigger:            If any person acquires 20% of more of the
                              outstanding Common Stock, then:

                               (i)  Rights owned by the person acquiring
                                    such stock or transferees thereof
                                    will automatically be void; and

                              (ii)  each other Right will automatically
                                    become a right to buy, for the
                                    Exercise Price, that number of
                                    shares of Common Stock or Preferred
                                    Stock having a market value of twice
                                    the Exercise Price.

Exchange Feature:             If any person acquires between 20% and 50%
                              of the outstanding Common Stock, the Board may, in lieu of allowing Rights to be exercised, require each outstanding Right to be exchanged for one share of Common
                              Stock or 1/1000 of a share of Preferred
                              Stock.

"Flip-over" Trigger:          After any person has acquired 20% of more
                              of the outstanding Common Stock, the
                              Company may not consolidate or merge with,
                              or sell 50% or more of its assets or
                              earning power to, any person, or be a
                              party to certain "self-dealing" trans-
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                              actions, unless proper provision is made
                              so that each Right would thereafter become a right to buy, for one-half the Exercise
                              Price, that number of shares of Common
                              Stock of such other person having a market value equal to the Exercise Price.

Transferability               Until the Separation Date, Rights are
of the Rights:                transferable only with the transfer of
                              Common Stock. After the initial exercise date, Rights will be separately transferable, but only on the registry books of the Rights Agent.

Redemption of                 Rights are redeemable at the Company's
the Rights:                   option for $0.05 per Right; provided that
                              the Board may not redeem the rights
                              following the tenth day after any person acquires beneficial ownership of 20% or more of the Company's Common Stock.

Expiration of                 The Rights will expire on the earliest of
the Rights:                   (i) the time at which the right to
                              exercise Rights shall terminate pursuant to Section 3.2(c); (ii) the Redemption
                              Time and (iii) the close of business on
                              March 7, 2004.

Amendment of Terms            The terms of the Rights may be amended
of Rights:                    without consent of the holders, provided
                              the amendment does not adversely affect
                              the interests of those holders.

Voting Rights:                Rights have no voting rights.

Antidilution                  Rights have the benefit of certain
Provisions:                   customary antidilution provisions.